Dated [●] 2015

DEED OF RELEASE

relating to
the outstanding U.S.$150,000,000 5.799 per cent. Loan Participation Notes due 2016 with an interest rate step-up in 2011 issued by, but without recourse to, ICBC Standard Bank Plc
for the sole purpose of funding a subordinated loan to
Public Joint-Stock Company Commercial Bank “PrivatBank”

between

PUBLIC JOINT-STOCK COMPANY
COMMERCIAL BANK “PRIVATBANK”

as Bank

and

ICBC STANDARD BANK PLC

as 2016 Note Issuer

and

BNY MELLON Corporate Trustee Services Limited

as Trustee

TABLE OF CONTENTS

Page

1. Interpretation	1
2. Releases	2
3. Further Assurance	2
4. Counterparts	2
5. Law and Jurisdiction	3
6. Language	3

THIS DEED is dated [●] 2015

BETWEEN:

(1)	ICBC STANDARD BANK PLC, a company incorporated under the laws of England, whose principal office is at 20 Gresham Street, London EC2V 7JE, United Kingdom (the “2016 Note Issuer”);
(2)	PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”, a joint stock company incorporated under the laws of Ukraine, whose registered office is at 50 Naberezhna Peremohy Str., Dnipropetrovsk, Ukraine 49094 (the “Bank”); and
(3)	BNY MELLON Corporate Trustee Services Limited, a limited company incorporated under the laws of England and Wales, whose registered office is at 1 Canada Square London E14 5AL, United Kingdom, as trustee (the “Trustee”).

WHEREAS:

(A)	The 2016 Note Issuer has issued the Notes (as defined below) for the purpose of financing a subordinated loan to the Bank pursuant to a subordinated loan agreement dated 3 February 2006 entered into by the 2016 Note Issuer and the Bank, (the “Subordinated Loan Agreement”).
(B)	The Bank has obtained the consent of holders of the Notes (“Noteholders”) by way of the extraordinary resolution passed on [●] 2015 (the “Extraordinary Resolution”) to approve the substitution in place of the 2016 Note Issuer, of UK SPV Credit Finance plc incorporated under the laws of England, whose registered office is at 5th Floor, 6 St Andrew Street, London, EC4A 3AE as issuer of the Notes, lender under the Subordinated Loan Agreement and obligor under the Trust Deed and Agency Agreement and other amendments to (i) the terms and conditions of the Notes, (ii) the Subordinated Loan Agreement, (iii) the Trust Deed and (iv) the Agency Agreement, as more fully described in the Consent Solicitation Memorandum.
(C)	Pursuant to the Extraordinary Resolution, the Trustee has been directed, authorised and empowered by the Noteholders to enter into this Deed, release the Charged Property and the Transferred Rights granted by the 2016 Note Issuer in relation to the Notes on the terms set out in this Deed.
(D)	The Trustee (at the direction of the Noteholders by way of Extraordinary Resolution) and the Bank have agreed that the 2016 Note Issuer is to be released from all rights and obligations in relation to the Notes, the Trust Deed, the Agency Agreement and the Subordinated Loan Agreement, respectively (the “Documents”).

IT IS AGREED as follows:

1.	Interpretation
1.1	Except where specifically defined for the purposes of this Deed, expressions defined in the Trust Deed or in the Consent Solicitation Memorandum shall have the same meanings when used in this Deed.

In this Deed, the following expressions have the following meanings:

“Agency Agreement” means the agency agreement dated 9 February 2006 between, inter alia, the 2016 Note Issuer, The Bank of New York Mellon as Principal Paying Agent, (originally JPMorgan Chase Bank, N.A.) and the Trustee.

“Consent Solicitation Memorandum” means the consent solicitation memorandum dated 26 June 2015;

“Notes” means the outstanding U.S.$150,000,000 5.799 per cent. Loan Participation Notes due 2016 with an interest rate step-up in 2011 issued by, but without recourse to the 2016 Note Issuer and constituted by the Trust Deed, as may be supplemented, amended or restated from time to time; and

“Trust Deed” means the trust deed dated 9 February 2006 entered into by the 2016 Note Issuer and the Trustee.

1.2	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

2.	Releases
2.1	The Trustee hereby with immediate effect irrevocably and unconditionally releases and discharges the Charged Property, granted by the 2016 Note Issuer in favour of the Trustee under the Trust Deed and reassigns the Transferred Rights to the 2016 Note Issuer (as the case may be).
2.2	The Bank hereby with immediate effect irrevocably and unconditionally releases and discharges the 2016 Note Issuer from all obligations and liabilities which it may have (whether actual or contingent and whether past, present or future) against the 2016 Note Issuer under, pursuant to or in connection with the Notes and those Documents to which the 2016 Note Issuer is a party (excluding any liabilities of or claims against the 2016 Note Issuer arising or incurred prior to the date of this Deed for which the 2016 Note Issuer shall remain liable).
2.3	Each of the Trustee and the Bank hereby further agree and undertake upon execution of this Deed not to bring, commence, continue or prosecute any claim, legal action or proceeding against the 2016 Note Issuer under, in relation to, arising out of or in connection with the Trust Deed or the other Documents (save in relation to or in connection with any liabilities of or claims against the 2016 Note Issuer arising or incurred prior to the date of this Deed for which the 2016 Note Issuer shall remain liable) .
3.	Further Assurance

The Trustee and the Bank shall from time to time (in each case, at the cost of the Bank), now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of such further releases, receipts and such other documents as may be reasonably necessary or as the 2016 Note Issuer may reasonably request in order to perfect or give effect to the provisions of this Deed.

4.	Counterparts

This Deed may be executed in any number of counterparts, in which case this Deed will be effective as if the signatures on the counterparts were on a single copy of this Deed.

5.	Law and Jurisdiction
5.1	This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law. The provisions of Clause 21 (Law and Jurisdiction) of the Trust Deed should apply mutatis mutandis to this Deed.
6.	LANGUAGE

This Deed has been set forth and executed in both the English language and the Ukrainian language. In the event of any discrepancy or inconsistency between the English and the Ukrainian versions of this Deed, or any dispute relating to the interpretation or construction of the English or Ukrainian versions of this Deed, the English version of this Deed shall prevail and any dispute whether generally or relating to matters of interpretation or construction shall, in each case, be determined solely in the English language and by reference to the English version of this Deed only.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

SIGNATORIES

EXECUTED as a DEED )
by ICBC STANDARD BANK PLC )
acting by

______________________________
Name of Attorney:

______________________________
Name of Attorney:

EXECUTED as a DEED )
by affixing the company seal of )
PUBLIC JOINT-STOCK COMPANY )
COMMERCIAL BANK “PRIVATBANK” )

______________________________
Name:

EXECUTED as a DEED )
by BNY MELLON Corporate Trustee )
Services Limited )
acting by two of its lawful attorneys:

Attorney:______________________________

Attorney:______________________________

In the presence of:

Signature:______________________________

Witness Name: __________________________

Address: One Canada Square, London E14 5AL